EXHIBIT 99.1

IDEX REPORTS RECORD THIRD QUARTER RESULTS - EPS OF 78 CENTS AND FREE CASH FLOW OF $113 MILLION

LAKE FOREST, IL, OCTOBER 21 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended September 30, 2013.

Orders in the quarter of $532 million were up 14 percent from the prior year period. Sales in the quarter totaled $491 million, 2 percent higher than the prior year period. For the quarter, on an organic basis, orders were 13 percent higher and sales were 1 percent higher than the prior year period. Orders benefitted from a large dispensing equipment order received in the quarter.

Third quarter 2013 operating income was $97 million. This resulted in an operating margin of 19.8 percent, up 150 basis points from the prior year adjusted operating margin, primarily due to productivity and benefits from our structural cost actions taken in the prior year.

Third quarter net income was $64 million, an increase of 16 percent from the adjusted prior year. Third quarter earnings per share were 78 cents, an increase of 12 cents, or 18 percent, from the adjusted prior year. Third quarter net income and earnings per share include $2.1 million of tax benefits realized in the quarter.

Free cash flow was $113 million for the quarter, a 23 percent increase from prior year third quarter due to higher earnings and improved operating working capital.

Third Quarter Highlights

•	Orders of $532 million increased 14 percent compared to the prior year (+13 percent organic and +1 percent acquisition).

•	Sales of $491 million increased 2 percent compared to the prior year (+1 percent organic and +1 percent acquisition).

•	Gross margin of 43.1 percent was up 250 basis points from the prior year.

•	Operating margin of 19.8 percent was up 150 basis points from the adjusted prior year.

•	Net income of $64 million represents an increase of 16 percent compared to the prior year adjusted net income of $55 million.

•	EPS of 78 cents was 12 cents, or 18 percent, higher than the prior year adjusted EPS of 66 cents.

•	EBITDA of $117 million, which represents a 17 percent increase from the prior year, was 24 percent of sales and covered interest expense by 11 times.

•	Free cash flow of $113 million, which represents a 23 percent increase from the prior year, was over 175 percent of net income.

•	In the third quarter, the Company completed the repurchase of 881 thousand shares of common stock for $53 million. Year-to-date, the Company has repurchased over 2.5 million shares of common stock for $138 million.

“Order growth of 14 percent built a healthy backlog and positions us well for the balance of the year and start of 2014. Five points of the order growth was from a large dispensing equipment order which is scheduled to ship primarily during the first half of 2014. Free cash flow in the third quarter of $113 million brings our year-to-date total to $284 million, both IDEX records.

Earlier this year I outlined a goal of driving productivity to deliver strong margins, earnings, and cash flows, while providing resources to invest in organic growth. I am pleased with our progress. In the third quarter, despite continued volatility across the global markets, our strong execution resulted in solid margin expansion and cash flow generation. Our ability to convert cash fuels our capital deployment strategy. We have continued our disciplined approach, focusing on a combination of funding organic growth, strategic acquisitions, shareholder dividends and share repurchases. Throughout the year we have invested significantly in commercial and new product initiatives. We have also returned $192 million of capital to shareholders in dividends and share repurchases, and we continue to maintain a steady funnel of active M&A opportunities. As we make our key investment decisions, we will maintain our focused strategy and our commitment to deliver attractive financial returns.

For the foreseeable future, we expect the global end markets to remain uneven. However, our ability to execute in this environment should generate organic revenue growth of approximately 5 percent in the fourth quarter. We are projecting fourth quarter 2013 EPS to be in the range of 78 to 80 cents. We are also increasing our full year 2013 EPS guidance to $3.05 – $3.07 and estimate free cash flow conversion will be approximately 145 to 150 percent of net income for the full year 2013.”

Andrew K. Silvernail

Chairman and Chief Executive Officer

Third Quarter 2013 Business Highlights (Operating margin excludes restructuring charges in 2012)

Fluid & Metering Technologies

•	Sales in the third quarter of $212 million reflected a 7 percent increase compared to the third quarter of 2012 (+6 percent organic and +1 percent foreign currency translation).

•	Operating margin of 24.4 percent represented a 300 basis point improvement compared with the third quarter of 2012 primarily due to higher volume and productivity initiatives.

Health & Science Technologies

•	Sales in the third quarter of $179 million reflected a 1 percent increase compared to the third quarter of 2012 (-2 percent organic, +4 percent acquisitions and -1 percent foreign currency translation).

•	Operating margin of 20.6 percent represented a 330 basis point increase compared with the third quarter of 2012 primarily due to productivity and cost reduction initiatives.

Fire & Safety/Diversified Products

•	Sales in the third quarter of $101 million reflected a 6 percent decrease compared to the third quarter of 2012 (-7 percent organic and +1 percent foreign currency translation).

•	Operating margin of 21.9 percent represented a 290 basis point decrease compared with the third quarter of 2012 primarily due to lower volume and unfavorable product mix across the segment.

For the third quarter of 2013, Fluid & Metering Technologies contributed 43 percent of sales and 47 percent of operating income; Health & Science Technologies accounted for 36 percent of sales and 33 percent of operating income; and Fire & Safety/Diversified Products represented 21 percent of sales and 20 percent of operating income.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow Bridge (dollars in millions)

	For the Quarter Ended
	September 30,			June 30,
	2013	2012	Change	2013	Change
Income before Taxes	$86.6	$70.2	23%	$88.4	(2%)
Depreciation and Amortization	19.8	19.5	2%	20.1	(1%)
Interest Expense	10.6	10.5	1%	10.6	—

EBITDA	117.0	100.2	17%	119.1	(2%)
Restructuring Charge	—	7.1	(100%)	—	—

Adjusted EBITDA	$117.0	$107.3	9%	$119.1	(2%)

Cash Flow from Operating Activities	$118.4	$101.0	17%	$109.3	8%
Capital Expenditures	(7.3)	(9.4)	(22%)	(8.2)	(11%)
Excess Tax Benefit from Stock-Based Compensation	2.1	0.8	n/m	2.3	(9%)

Free Cash Flow	$113.2	$92.4	23%	$103.4	9%

Conference Call to be Broadcast over the Internet

IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 22, 2013 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 26074681.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at

www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$490,617	$479,859	$1,503,510	$1,463,420
Cost of sales	279,108	285,019	857,155	862,578

Gross profit	211,509	194,840	646,355	600,842
Selling, general and administrative expenses	114,140	107,167	354,715	332,431
Restructuring expenses	—	7,085	—	14,604

Operating income	97,369	80,588	291,640	253,807
Other (income) expense - net	188	(132)	(518)	(19)
Interest expense	10,570	10,536	31,724	31,734

Income before income taxes	86,611	70,184	260,434	222,092
Provision for income taxes	22,812	20,057	72,774	65,443

Net income	$63,799	$50,127	$187,660	$156,649

Earnings per Common Share:
Basic earnings per common share (a)	$0.78	$0.60	$2.28	$1.88
Diluted earnings per common share (a)	$0.78	$0.60	$2.27	$1.87

Share Data:
Basic weighted average common shares outstanding	81,259	82,482	81,762	82,820
Diluted weighted average common shares outstanding	82,218	83,370	82,701	83,785

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$399,805	$318,864
Receivables - net	255,977	256,095
Inventories	236,771	234,950
Other current assets	58,216	71,956

Total current assets	950,769	881,865
Property, plant and equipment - net	214,253	219,161
Goodwill and intangible assets	1,665,576	1,663,099
Other noncurrent assets	18,783	21,265

Total assets	$2,849,381	$2,785,390

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$130,683	$117,341
Accrued expenses	155,235	150,176
Short-term borrowings	4,379	7,335
Dividends payable	18,745	16,575

Total current liabilities	309,042	291,427
Long-term borrowings	780,043	779,241
Other noncurrent liabilities	245,772	249,724

Total liabilities	1,334,857	1,320,392
Shareholders’ equity	1,514,524	1,464,998

Total liabilities and shareholders’ equity	$2,849,381	$2,785,390

-more-

IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended September 30, (b)		Nine Months Ended September 30, (b)
	2013	2012 (c)	2013	2012 (c)
Fluid & Metering Technologies
Net sales	$212,337	$198,000	$649,580	$621,433
Operating income (c)	51,736	42,368	155,930	136,175
Operating margin	24.4%	21.4%	24.0%	21.9%
Depreciation and amortization	$6,981	$7,246	$20,953	$22,194
Capital expenditures	2,843	2,702	8,126	9,752
Health & Science Technologies
Net sales	$178,628	$176,225	$532,363	$520,574
Operating income (c)	36,775	30,480	103,564	90,494
Operating margin	20.6%	17.3%	19.5%	17.4%
Depreciation and amortization	$10,798	$10,273	$32,537	$29,293
Capital expenditures	2,823	4,622	9,777	10,435
Fire & Safety/Diversified Products
Net sales	$101,077	$108,199	$326,826	$328,173
Operating income (c)	22,119	26,807	74,027	78,165
Operating margin	21.9%	24.8%	22.7%	23.8%
Depreciation and amortization	$1,726	$1,622	$5,175	$5,225
Capital expenditures	776	1,230	2,997	5,183
Company
Net sales	$490,617	$479,859	$1,503,510	$1,463,420
Operating income (c)	97,369	87,673	291,640	268,411
Operating margin	19.8%	18.3%	19.4%	18.3%
Depreciation and amortization (d)	$19,779	$19,545	$59,695	$57,938
Capital expenditures	7,318	9,208	23,140	27,266

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three and nine month data includes acquisitions of FTL (March 2013), Matcon (July 2012) and ERC (April 2012) in the Health & Science Technologies segment from the date of acquisition.
(c)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges for 2012.
(d)	Depreciation and amortization excludes amortization of debt issuance expenses.